Pricing Supplement No. K246
To the Underlying Supplement dated November 19, 2012,
Product Supplement No. AK-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 January 10, 2013

$3,000,000
Buffered Accelerated Return Equity Securities due January 17, 2017 Linked to the Performance of a Basket Consisting of the S&P 500® Index, the iShares® MSCI EAFE® Index Fund, the S&P MidCap 400® Index, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index

General
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The securities are designed for investors who seek a return linked to the performance of a weighted basket consisting of the S&P 500® Index, the iShares® MSCI EAFE® Index Fund, the S&P MidCap 400® Index, the iShares® MSCI Emerging Markets Index Fund and the Russell 2000® Index, as set forth below. Investors should be willing to forgo dividend payments and be willing to lose up to 85% of their investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Interest will be paid semi-annually in arrears at a rate of 2.0% per annum. Interest will be calculated on a 30/360 basis.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing January 17, 2017.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities priced on January 10, 2013 (the “Trade Date”) and are expected to settle on January 15, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to a weighted basket consisting of three indices and two exchange-traded funds (each a “Basket Component,” and together, the “Basket Components”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

	Basket Component	Ticker	Initial Level	Component Weighting
	S&P 500® Index (“SPX”)	SPX <Index>	1472.12	70%
	iShares® MSCI EAFE® Index Fund (“EFA”)	EFA UP	57.92	15%
	S&P MidCap 400® Index (“MID”)	MID <Index>	1058.01	8%
	iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM UP	44.82	4%
	Russell 2000® Index (“RTY”)	RTY <Index>	881.24	3%
Interest Rate:	2.0% per annum. Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Interest will be paid semi-annually in arrears on July 15, 2013, January 15, 2014, July 15, 2014, January 15, 2015, July 15, 2015, January 15, 2016, July 15, 2016 and the Maturity Date, subject to the modified following business day convention.

Upside Participation Rate:	103.50%
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Basket Return:	•	If the Final Basket Level is equal to or greater than 0.85, the Basket Return will be calculated as follows:
	Upside Participation Rate ×	Averaging Return

If the Final Basket Level is equal to or greater than 0.85, you will be entitled to at least $1,000 per $1,000 principal amount of securities. Because the Averaging Return will be the arithmetic average of (Basket Closing Level – 1) on each of the Observation Dates, subject to a minimum of zero, your return on the securities may be less than it would be if the Basket Return were based on the performance of the Basket from Initial Basket Level to Final Basket Level.

	•	If the Final Basket Level is less than 0.85, the Basket Return may be negative and will be calculated as follows:
	[ Final Basket Level – Initial Basket Level Initial Basket Level	+ Buffer Amount ] + ( Upside Participation Rate × Averaging Return )

If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount plus the product of the Upside Participation Rate multiplied by the Averaging Return, the Basket Return will be negative and you will be entitled to receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount.

Buffer Amount:	15%
Averaging Return:	The Averaging Return will be the arithmetic average of (Basket Closing Level – 1) on each of the Observation Dates, subject to a minimum of zero.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$0.00	$1,000.00
Total	$3,000,000.00	$0.00	$3,000,000.00
(1) For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,000,000.00	$409.20

Credit Suisse
January 10, 2013
(continued on next page)

(continued from previous page)

Initial Basket Level:	Set equal to 1.0 on the Trade Date.
Basket Closing Level:	On any Observation Date and the Valuation Date, the Basket Closing Level will be calculated as follows:

1 + [(S&P 500® Index Return × 0.70) + (iShares® MSCI EAFE® Index Fund Return × 0.15) + (S&P MidCap 400® Index Return × 0.08) + (iShares® MSCI Emerging Markets Index Fund Return × 0.04) + (Russell 2000® Index Return × 0.03)]
The “S&P 500® Index Return”, “iShares® MSCI EAFE® Index Fund Return”, “S&P MidCap 400® Index Return”, “iShares® MSCI Emerging Markets Index Fund Return” and the “Russell 2000® Index Return” are the respective Component Returns for each Basket Component.

Component Return:
With respect to each Basket Component on any Observation Date and the Valuation Date, the Component Return will equal the quotient of (i) the closing level of such Basket Component on such date minus its Initial Level, divided by (ii) its Initial Level.

Final Basket Level:	The Final Basket Level will be the Basket Closing Level on the Valuation Date.
Initial Level:	For each Basket Component, as set forth in the table above.
Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Observation Dates:†
April 10, 2013, July 10, 2013, October 10, 2013, January 10, 2014, April 10, 2014, July 10, 2014, October 10, 2014, January 12, 2015, April 10, 2015, July 10, 2015, October 13, 2015, January 11, 2016, April 11, 2016, July 11, 2016, October 11, 2016 and the Valuation Date.

Valuation Date:†	January 11, 2017
Maturity Date:†	January 17, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TT68
† Each Observation Date, including the Valuation Date, is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described under “Market disruption events” in the accompanying product supplement.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated November 19, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated November 19, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312006212/dp34349_424b2-eus.htm

•	Product supplement No. AK-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001507/dp29507_424b2-aki.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table below illustrates a hypothetical Averaging Return on the securities. The Component Returns, Basket Closing Levels and Averaging Return set forth below are provided for illustration purposes only. The actual Component Returns, Basket Closing Levels and Averaging Return applicable to a purchaser of the securities will depend on the actual Component Returns of each Basket Component on each of the Observation Dates.

The examples below illustrate the hypothetical Redemption Amounts at maturity per $1,000 principal amount of securities for a hypothetical range of performance of the Basket. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any interest payment. The examples set forth below reflect the Initial Basket Level of 1.0 and reflect the Upside Participation Rate of 103.50% and the Buffer Amount of 15%. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be determined on the Valuation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Table: Hypothetical Averaging Return on the securities.
	Component Returns on each of the Observation Dates
	SPX	EFA	MID	EEM	RTY
Observation Date	(Component Weighting = 70%)	(Component Weighting = 15%)	(Component Weighting = 8%)	(Component Weighting = 4%)	(Component Weighting = 3%)	Basket Closing Level − 1
1	-0.10	-0.20	0.10	0.50	0.10	-0.069
2	0.00	0.10	-0.10	-0.30	-0.10	-0.008
3	-0.20	0.00	0.10	0.20	-0.30	-0.133
4	-0.30	0.20	-0.20	0.05	0.00	-0.194
5	0.15	0.00	-0.30	-0.35	-0.05	0.0655
6	0.10	0.10	-0.20	-0.10	-0.15	0.0605
7	0.40	0.15	0.20	-0.15	0.00	0.3125
8	0.20	0.30	-0.40	0.00	-0.25	0.1455
9	-0.10	-0.10	-0.15	0.10	-0.10	-0.096
10	0.10	-0.20	-0.30	0.05	-0.15	0.0135
11	-0.20	0.00	-0.15	0.00	-0.10	-0.155
12	-0.10	-0.10	-0.20	-0.05	0.00	-0.103
13	0.00	-0.05	0.10	-0.30	-0.05	-0.013
14	-0.15	-0.30	0.20	-0.25	0.10	-0.141
15	0.60	-0.25	0.00	-0.30	0.20	0.3765
16	0.30	-0.30	0.10	-0.20	0.40	0.177
				Averaging Return:		0.0149375

The following examples illustrate how the Redemption Amount is calculated.

Example 1: Example 1 assumes the Final Basket Level is 1.5, an increase of 50% from the Initial Basket Level, and the Averaging Return is 0.20. The determination of the Redemption Amount when the Final Basket Level is equal to or greater than 0.85 is as follows:

Basket Return	=	Upside Participation Rate × Averaging Return
	=	103.50% × 0.20
	=	0.207
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.207
	=	$1,207

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,207 per $1,000 principal amount of securities.

Example 2: Example 2 assumes the Final Basket Level is 1.5, an increase of 50% from the Initial Basket Level, and the Averaging Return is zero. The determination of the Redemption Amount when the Final Basket Level is equal to or greater than 0.85 is as follows:

Basket Return	=	Upside Participation Rate × Averaging Return
	=	103.50% × 0.0
	=	0.0
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.0
	=	$1,000

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3: Example 3 assumes the Final Basket Level is 0.70, a decrease of 30% from the Initial Basket Level, and the Averaging return is zero. The determination of the Redemption Amount when the Final Basket Level is less than 0.85 is as follows:

Basket Return	=	[(Final Basket Level – Initial Basket Level) / (Initial Basket Level)] + Buffer Amount + (Upside Participation Rate × Averaging Return)
	=	[(0.70 – 1.0) / 1.0)] + 0.15 + (103.50% × 0.0)
	=	−0.30 + 0.15 + 0.0
	=	−0.15
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.85
	=	$850

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $850 per $1,000 principal amount of securities.

Example 4: Example 4 assumes the Final Basket Level is 0.70, a decrease of 30% from the Initial Basket Level, and the Averaging Return is 0.40. The determination of the Redemption Amount when the Final Basket Level is less than 0.85 is as follows:

Basket Return	=	[(Final Basket Level – Initial Basket Level) / (Initial Basket Level)] + Buffer Amount + (Upside Participation Rate × Averaging Return)
	=	[(0.70 – 1.0) / 1.0)] + 0.15 + (103.50% × 0.40)
	=	−0.30 + 0.15 + 0.414
	=	0.264
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 1.264
	=	$1,264

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,264 per $1,000 principal amount of securities.

Example 5: Example 5 assumes the Final Basket Level is 0.70, a decrease of 30% from the Initial Basket Level, and the Averaging Return is 0.10. The determination of the Redemption Amount when the Final Basket Level is less than 0.85 is as follows:

Basket Return	=	[(Final Basket Level – Initial Basket Level) / (Initial Basket Level)] + Buffer Amount + (Upside Participation Rate × Averaging Return)
	=	[(0.70 – 1.0) / 1.0)] + 0.15 + (103.50% × 0.10)
	=	−0.30 + 0.15 + 0.1035
	=	−0.0465
Redemption Amount	=	$1,000 × (1 + Basket Return)
	=	$1,000 × 0.9535
	=	$953.50

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $953.50 per $1,000 principal amount of securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount plus the product of the Upside Participation Rate multiplied by the Averaging Return, the Basket Return will be negative and you will be entitled to receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE BASKET RETURN WILL BE AFFECTED BY THE AVERAGING RETURN — If the Final Basket Level is greater than 0.85, the Basket Return will equal the Upside Participation Rate multiplied by the Averaging Return. Because the Averaging Return will be the arithmetic average of (Basket Closing Level − 1) on each of the Observation Dates, subject to a minimum of zero, your return on the securities may be less than it would be if the Basket Return were based on the performance of the Basket from Initial Basket Level to Final Basket Level. As a result, your return on the securities may be less than a return based solely on the performance of the Basket from Initial Basket Level to Final Basket Level.

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CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

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CURRENCY EXCHANGE RISK—Because the prices of the equity securities included in the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund (each, a “Reference Fund”) are converted into U.S. dollars for purposes of calculating the level of the Reference Funds, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Reference Funds trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Reference Funds, the level of the Reference Funds and the value of the securities.

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NON-U.S. SECURITIES MARKETS RISK — The equity securities included in the Reference Funds are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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THERE ARE RISKS ASSOCIATED WITH THE REFERENCE FUNDS — Although shares of the Reference Funds are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Funds or that there will be liquidity in the trading market. The Reference Funds are subject to management risk, which is the risk that the Reference Funds’ investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Reference Funds’ investment strategy or otherwise, the investment advisor for the Reference Funds may add, delete or substitute the components held by the Reference Funds. Any of these actions could affect the price of the shares of the Reference Funds and consequently the value of the securities.

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THE PERFORMANCE OF EACH REFERENCE FUND MAY NOT CORRELATE TO THE PERFORMANCE OF ITS TRACKED INDEX — Each Reference Fund will generally invest in all of the equity securities included in the MSCI EAFE® Index and the MSCI Emerging Markets Index, the “Tracked Index” for the iShares® MSCI EAFE® Index Fund and the iShares®  MSCI Emerging Markets Index Fund, respectively. There may, however, be instances where BlackRock Fund Advisors (“BFA”), each Reference Fund’s investment advisor, may choose to overweight another stock in its Tracked Index, purchase securities not included in its Tracked Index that BFA believes are appropriate to substitute for a security included in its Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of its Tracked Index. Finally, because the shares of each Reference Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Reference Fund may differ from the net asset value per share of such Reference Fund. For these reasons, the performance of each Reference Fund may not correlate with the performance of its Tracked Index. For additional information about the variation between the performance of each Reference Fund and the performance of its Tracked Index, see the information set forth under “The Reference Funds—The iShares® Funds—The iShares®  MSCI EAFE® Index Fund” and “The Reference Funds—The iShares® Funds—The iShares®  MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

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EMERGING MARKETS RISK — The iShares®  MSCI Emerging Markets Index Fund and its Tracked Index are exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

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THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization.  These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket and the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	the occurrence of certain events to the shares of the Reference Funds that may or may not require an anti-dilution adjustment;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Basket or markets generally and which may affect the level of the Basket;

o
the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Reference Funds and any other currency relevant to the value of the Reference Funds; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities included in the Basket Components. The return on your investment, which is based on the percentage change in the Basket Components, is not the same as the total return you would receive based on the purchase of the equity securities included in the Basket Components.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities included in the Basket.

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ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make anti-dilution adjustments for certain events affecting the Reference Funds. However, an adjustment will not be required in response to all events that could affect the Reference Funds. If an event occurs that does not require the Calculation Agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments for a reference fund” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels and closing prices of the Basket Components. The Basket graph sets forth the historical performance of the Basket from January 1, 2008 through January 10, 2013. The graph of the historical Basket performance assumes the Basket Level on January 10, 2013 was 1.0 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the Basket Components from January 1, 2008 through January 10, 2013. The closing level of the S&P 500® Index on January 10, 2013 was 1472.12. The closing level of the iShares® MSCI EAFE® Index Fund on January 10, 2013 was 57.92. The closing level of the S&P MidCap 400® Index on January 10, 2013 was 1058.01. The closing level of the iShares® MSCI Emerging Markets Index Fund on January 10, 2013 was 44.82. The closing level of the Russell 2000® Index on January 10, 2013 was 881.24. We obtained the closing levels and closing prices below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels and prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels or closing prices of any Basket Component on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return of your investment beyond the Buffer Amount. Any payment on the securities is subject to our ability to pay our obligations as they become due.

For additional information on the Basket Components, see “The Reference Indices—The S&P Indices—The S&P 500® Index,” “The Reference Funds—The iShares® Funds—The iShares®  MSCI EAFE® Index Fund,” “The Reference Indices—The S&P Indices—The S&P Midcap 400® Index,” “The Reference Funds—The iShares® Funds—The iShares®  MSCI Emerging Markets Index Fund” and “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

Market Disruption Events

If any Observation Date, including the Valuation Date, is not an underlying business day for any Basket Component or if a market disruption event exists in respect of any Basket Component on such date, then such Observation Date will be postponed in respect of such Basket Component to the first succeeding underlying business day for such Basket Component on which the calculation agent determines that no market disruption event exists in respect of such Basket Component, unless the calculation agent determines that a market disruption event exists in respect of such Basket Component on each of the five underlying business days for such Basket Component immediately following such scheduled Observation Date. In that case, (a) the fifth succeeding underlying business day for such Basket Component following such scheduled Observation Date will be deemed to be such Observation Date for such Basket Component, notwithstanding the market disruption event in respect of such Basket Component, and (b):

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if a market disruption event has occurred and is continuing with respect to the S&P 500® Index, the S&P MidCap 400® Index or the Russell 2000® Index (each, a “Reference Index”), the calculation agent will determine the closing level for such Reference Index on that deemed Observation Date in accordance with the formula for and method of calculating such Reference Index last in effect prior to the commencement of the market disruption event in respect of such Reference Index using exchange-traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising such Reference Index has been materially suspended or materially limited, the calculation agent’s good faith estimate of the prices that would have prevailed on the relevant exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that deemed Observation Date, of each component comprising such Reference Index (subject to the provisions described under “—Changes to the calculation of a reference index” in the accompanying product supplement).

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if a market disruption event has occurred and is continuing with respect to a Reference Fund, the calculation agent will determine the closing level for such Reference Fund on that deemed Observation Date using its good faith estimate of the settlement price of such Reference Fund that would have prevailed on the relevant exchange but for the occurrence of a market disruption event (subject to the provisions described under “—Changes to the calculation of a reference fund” in the accompanying product supplement).

Each Observation Date, including the Valuation Date, for any Basket Component not affected by a market disruption event will be the scheduled Observation Date for such Basket Component.

If the Valuation Date is postponed as a result of a market disruption event or because the scheduled Valuation Date is not an underlying business day for any Basket Component, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed. No interest or other payment will be payable as a result of such postponement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds a security as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Basket, that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  It is also possible that the IRS would assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. The obligation’s issue price will reflect any discount or concession made in connection with the acquisition of the obligation.   You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  If the security provides for the payment of the redemption amount in cash based on the return of the Basket, upon receipt of the redemption amount of the securities from us (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  If the security provides for the payment of the redemption amount in physical shares or units of the Basket Components, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-

term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the Basket.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the Basket, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to

30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain.  Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment.  It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty.  Any Non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a Non- U.S. Holder that has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities (except to the extent of the coupon payments) will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the distribution of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse